                              [REGISTER.COM LOGO]

   REGISTER.COM COMMENCES $120 MILLION SELF TENDER AT $6.35 IN CASH PER SHARE

New York, NY, August 5, 2003 - Register.com, Inc. (Nasdaq: RCOM), a leading provider of global domain registration and Internet services, today commenced its previously announced self tender offer to purchase $120 million of its shares of common stock and warrants, at a purchase price of $6.35 in cash per share (less the applicable exercise price, in the case of warrants). The offer is currently scheduled to expire on September 2, 2003.

An Offer to Purchase and related tender offer materials, including a letter of transmittal, are being mailed to Register.com's stockholders and warrant holders. Securityholders of Register.com are urged to read all of these documents carefully. These documents contain important information about the transaction and should be read in connection with making a decision with respect to the tender offer.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Register.com has filed a Schedule TO with the Securities and Exchange Commission
(SEC). Investors and securityholders are able to obtain free copies of the
Schedule TO, Offer to Purchase and related materials as well as Register.com's related filings with the Commission from the Company's investor web site
http://investor.register.com. For additional information on the self-tender offer or copies of any of the offering materials, securityholders may contact Innisfree
M&A;Incorporated, at 888-750-5834.

Investors and securityholders may obtain a free copy of the Offer to Purchase and other documents filed by Register.com with the Commission at the
Commission's web site, www.sec.gov.

The Company has not authorized any person to make any recommendation on its behalf as to whether a stockholder or warrant holder should or should not tender its shares and/or warrants in the offer. A stockholder or warrant holder should rely only on the information contained in this document or any other document to which the Company has referred you. The Company has not authorized any person to give any information or to make any representation in connection with the offer other than those contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to a stockholder or warrant holder or gives such stockholder or warrant holder any information, such stockholder or warrant holder must not rely on that recommendation, representation or information as having been authorized by the
Company or the information agent.

ABOUT REGISTER.COM

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

In October 2002, Register.com was named among Deloitte & Touche's Technology
Fast 50 in New York. The company was founded in 1994 and is based in New York.

                                      # # #

Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risk associated with the Company's restructuring process and future business plan, including the risk that expected cost reductions and revenues may not be realized at all or in the intended time frame, risks associated with the Company's recently announced $120 million self-tender offer, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, including the launch of the .pro top level domain, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the
Internet and domain name industry, risks associated withy any extraordinary transactions we may pursue and other factors detailed in our filings with the
Securities and Exchange Commission, including our quarterly report on Form 10Q for the period ended March 31, 2003 currently on file.

CONTACT:
Stephanie Marks, Investor Relations
(212) 798-9169
smarks@register.com
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